Exhibit 99.1

Best Buy Announces New Member of its Board of Directors

MINNEAPOLIS - Jan. 14, 2014 - Best Buy Co., Inc. (NYSE: BBY), the leading authority and destination for technology products and services, today announced the appointment of Thomas L. “Tommy” Millner to its Board of Directors. Millner is the President and Chief Executive Officer of Cabela’s Inc., North America’s leading omni-channel retailer of hunting, fishing and camping products.

Millner, 60, has led Cabela’s since April 2009, after spending 10 years as the Chief Executive Officer of Remington Arms Company, Inc., a manufacturer of firearms and ammunition.

“Tommy is a well-regarded CEO who has successfully transitioned his organization from a traditional retailer to one that is highly respected as an effective omni-channel player,” said Hatim Tyabji, Chairman of the Best Buy Board of Directors. “Best Buy is on the same journey and Tommy’s insights will, no doubt, be valuable as the Company looks to even better serve its customers wherever and however they want.”

“I have the utmost regard for the work the Company is doing to restore Best Buy, and I believe its transformation story has the potential to be nothing short of remarkable,” Millner said. “It is an honor to join the Board.”

Before Millner’s arrival at Remington Arms Company, Inc., he was the Chief Executive Officer and President at The Pilliod Cabinet Company from 1987 to May 1994. Prior to that, he had served in various sales and sales management positions with Thomasville Furniture Industries and Broyhill Furniture Industries from 1976 to 1987. Millner earned a B.A. with honors from Randolph Macon College in 1976.

Millner joined the Best Buy Board of Directors on Jan. 13, 2014. He will stand for ratification at the Company’s annual shareholder meeting in June 2014.

Investor Contacts:
Bill Seymour, 612-291-6122
Vice President, Investor Relations
bill.seymour@bestbuy.com
or
Mollie O’Brien, 612-291-7735
Senior Director, Investor Relations
mollie.obrien@bestbuy.com
or
Media Contact:
Amy von Walter, 612-291-4490
Senior Director, Public Relations
amy.vonwalter@bestbuy.com